Exhibit 10.13

Second Amendment to Restated License Agreement

This Second Amendment (hereafter. this “Second Amendment”) amends the Restated License Agreement having an Effective Date of April 6, 2010, as amended by the First Amendment dated February 14, 2012 (together, the “Agreement”) between Fate Therapeutics (Canada) Inc. (successor to Verio Therapeutics, Inc. and herein referred to as “Fate Canada” or “Licensee”) and the Ottawa Hospital Research Institute (“OHRI” or “Licensor”). This Second Amendment shall be effective as of June 3, 2013 (the “Second Amendment Date”). Licensee and Licensor shall each individually be referred to as a “Party”, and shall be referred to together as the “Parties”.

All capitalized terms that are used in this Second Amendment and not defined herein shall have the meanings ascribed to them in the Agreement. Except as specifically modified by this Second Amendment, the Parties hereto agree that all of the terms and conditions set forth in the Agreement remain in full force and effect.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, and amend the Agreement, as follows:

1. Article 12 of the Agreement is amended by the addition of a new Section 12.11:

“Section 12.11 Extension to Affiliates. Licensee shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates, including specifically Fate Therapeutics, Inc. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Licensee. Licensee shall remain fully liable for any acts or omissions of such Affiliates.”

2. Miscellaneous

(a) Survival. Each of the Parties hereto acknowledges that all terms and conditions of the Agreement remain in full force and effect, except as amended hereby.

(b) Entire Agreement. The Agreement and this Second Amendment, constitute the entire agreement and understanding between Licensor and Licensee relating to the subject hereof.

(c) Further Assurances. Each Party covenants that at any time, and from time to time, after this Second Amendment Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other Party to confirm or perfect or otherwise to carry out the intent and purposes of this Second Amendment.

(d) Successors and Permitted Assigns. This Second Amendment shall inure to the benefit of and be binding upon the successors, the Parties and their respective successors and permitted assigns.

(e) Counterparts. This Second Amendment may be executed in any number of counterparts, with the same effect as if the Parties had signed one original copy of this document. All counterparts shall be construed as if they constituted one and the same original document.

(f) Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province.

(g) Dispute Resolution. If any dispute arises under this Second Amendment, such dispute shall be settled in accordance with the dispute resolution procedures contained in Article 12 of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment which takes effect as of the Second Amendment Date.

OTTAWA HOSPITAL RESEARCH INSTITUTE		FATE THERAPEUTICS (CANADA) INC.

Per:	/s/ Marisa Akow	Per:	/s/ Scott Wolchko

Name:	Marisa Akow	Name:	Scott Wolchko

Title:	Director Research Administration	Title:	Secretary

Date:	June 4/13	Date:	4 June 2013